Exhibit 10.26

OPERATING AGREEMENT

OF

CIRCUS AND ELDORADO JOINT VENTURE, LLC

Dated as of July 1, 2013

OPERATING AGREEMENT

OF

CIRCUS AND ELDORADO JOINT VENTURE, LLC

TABLE OF CONTENTS

Article 1. FORMATION OF THE COMPANY		5
1.1	Formation	5
1.2	Name	6
1.3	Purpose	6
1.4	Place of Business	6
1.5	Registered Agent	6
1.6	Term	6
1.7	Percentage Interest	6
1.8	Statutory Compliance	6
1.9	Title to Property	6
1.10	Payments of Individual Obligations	6
1.11	Independent Activities	7
1.12	Expenses of Members	7

Article 2. DEFINITIONS		7
2.1	Definitions	7

Article 3. CAPITAL CONTRIBUTIONS		9
3.1	Capital Contributions	9
3.2	No Further Capital Contributions	9
3.3	Capital Accounts	9
3.4	Other Matters	10
3.5	Interest on Capital Contributions	10

Article 4. ALLOCATIONS		10
4.1	Allocations of Profit and Loss	10

Article 5. DISTRIBUTIONS		10
5.1	Net Cash From Operations	10
5.2	Tax Amount	11

Article 6. MANAGEMENT		12
6.1	Day-to-Day Management by Manager	12
6.2	Annual Business Plan	13
6.3	Restrictions on the Members	13
6.4	Replacement of Manager	14
6.5	Implementation of Annual Business Plan	15
6.6	Executive Committee	15
6.7	Membership	15

6.8	Meetings of the Executive Committee	17
6.9	Duties of the Executive Committee	17
6.10	General Manager	18

Article 7. INDEMNIFICATION OF PARTNERS		18
7.1	General	18
7.2	Company Expenses	18

Article 8. REPRESENTATIONS AND WARRANTIES		18
8.1	Representations and Warranties	18

Article 9. ACCOUNTING, BOOKS AND RECORDS		19
9.1	Accounting, Books and Records	19
9.2	Reports	19
9.3	Tax Returns; Information	20
9.4	Tax Matters Partner	20

Article 10. AMENDMENT OF AGREEMENT		20
10.1	Amendments	20

Article 11. TRANSFERS OF INTERESTS		20
11.1	Restrictions on Transfers	20
11.2	Permitted Transfers	20
11.3	Limitation on Ownership of Members	21

Article 12. WITHDRAWALS; ACTION FOR PARTITION; BREACHES		22
12.1	Waiver of Partition and Covenant Not to Withdraw	22
12.2	Consequences of Violation of Covenants	22

Article 13. BUY-SELL		23
13.1	Conditions Precedent to Buy-Sell	23
13.2	Exercise of Right to Buy or Sell	23
13.3	Closing	24

Article 14. DISSOLUTION AND WINDING UP		25
14.1	Liquidating Events	25
14.2	Winding Up	26
14.3	Compliance with Certain Requirements of Regulations	27
14.4	Reserve for Contingent and Unforeseen Liabilities	27
14.5	Rights of Members	27
14.6	Notice of Dissolution	28

Article 15. BANKRUPTCY OR DISSOLUTION OF A MEMBER		28
15.1	Event of Bankruptcy	28
15.2	Status of Bankruptcy Assignee	28

Article 16. MISCELLANEOUS		28
16.1	Notices	28
16.2	Binding Effect	29
16.3	Time	29
16.4	Headings	29
16.5	Severability	29
16.6	Counterparts	29
16.7	Further Action	29
16.8	Attorneys’ Fees	29
16.9	Governing Law	30
16.10	Loans	30
16.11	Membership Interest Certificates	30

OPERATING AGREEMENT

OF

CIRCUS AND ELDORADO JOINT VENTURE, LLC

This OPERATING AGREEMENT (this “Agreement”) of CIRCUS AND ELDORADO JOINT VENTURE, LLC (the “Company”) is entered into as of July 1, 2013, by and between GALLEON, INC., a Nevada corporation (“Galleon”), as a Member and Manager, and ELDORADO LIMITED LIABILITY COMPANY, a Nevada limited liability company (“Eldorado”), as a Member, on the following terms and conditions.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Section 2.1.

The Manager is owned and controlled by MANDALAY RESORT GROUP, a Nevada corporation (“MRG”), and Eldorado is owned and controlled by ELDORADO RESORTS LLC, a Nevada limited liability company (“ERLLC”).

RECITALS

1.                                      WHEREAS, the Company was previously organized as a Nevada general partnership (the “Partnership”) under the Nevada Uniform Partnership Act and pursuant to the terms and conditions set forth in that certain Amended and Restated Agreement of Joint Venture of Circus and Eldorado Joint Venture, dated as of January 1, 2001 and amended as of May 14, 2012, by and between the Members;

2.                                      WHEREAS, the Partnership was converted into a Nevada limited liability company in accordance with Chapter 92A of the Nevada Revised Statutes pursuant to that certain Plan of Conversion of Circus and Eldorado Joint Venture and Circus and Eldorado Joint Venture, LLC adopted by the Members as of July 1, 2013;

3.                                      WHEREAS, the Articles of Conversion of the Company were filed with the Office of the Secretary of State of Nevada on July 1, 2013; and

4.                                      WHEREAS, the Members desire to enter into an Operating Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants, agreements and promises made herein, the parties hereto agree as follows:

Article 1. FORMATION OF THE COMPANY

1.1                               Formation.  The Company was formed as a limited liability company under Chapters 86 and 92A of the Nevada Revised Statutes by the filing of the Articles of Organization with the Office of the Secretary of State of Nevada on July 1, 2013.  The Company shall accomplish all filing, recording, publishing and other acts necessary or appropriate for compliance with all requirements for operation of the Company as a limited liability company under this Agreement and the laws of the State of Nevada and such other jurisdictions in which the Company determines that it may conduct business.

1.2                               Name.  The name of the Company is CIRCUS AND ELDORADO JOINT VENTURE, LLC and all such business of the Company shall be conducted in such name.  The Company shall hold all of its property in the name of the Company and not in the name of any Member.

1.3                               Purpose.  Subject to the limitations on the activities of the Company otherwise specified in this Agreement, the purpose of the Company is to own and operate the Silver Legacy Resort & Casino in Reno, Nevada (the “Casino”).  The Company shall conduct only the business specified in this Section 1.3.  Except as otherwise provided in this Agreement, the Company shall not engage in any other activity or business and no Member shall have any authority to hold himself out as the agent of the other Member in any other business or activity.

1.4                               Place of Business.  The principal place of business of the Company shall be at 407 North Virginia Street, Reno, Nevada or at such other place within Reno, Nevada, as may be determined by the Manager.

1.5                               Registered Agent.  The registered agent for the Company shall be Sierra Corporate Services, Reno or such other registered agent as the Manager may designate from time to time.

1.6                               Term.  The term of the Company commenced on the date of filing of the Articles of Conversion, and shall be perpetual unless the Company is earlier dissolved and terminated in accordance with the provisions of this Agreement.

1.7                               Percentage Interest.  The ownership interest of each Member (the “Percentage Interest”) shall be fifty percent (50%).

1.8                               Statutory Compliance.  The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Nevada including the Nevada Gaming Control Act embodied in Chapter 463 of the Nevada Revised Statutes and the regulations promulgated thereunder.  The Members shall make all filings and disclosures required by, and shall otherwise comply with, all such laws.  The Members shall execute and file in the appropriate records any assumed or fictitious name certificates and other documents and instruments as may be necessary or appropriate with respect to the formation of, and conduct of business by, the Company.

1.9                               Title to Property.  All real and personal property owned by the Company shall be owned by and in the name of the Company as an entity and no Member shall have any ownership interest in such property in its individual name or right, and each Member’s interest in the Company shall be personal property for all purposes.

1.10                        Payments of Individual Obligations.  The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for or in payment of any separate obligation of a Member.

1.11                        Independent Activities.  The Manager and each Member shall be required to devote only such time to the affairs of the Company as the Manager or such Member, as applicable, determines in its sole discretion may be necessary to manage and operate the Company, and the Manager and each Member shall be free to serve any other Person or enterprise in any capacity that it may deem appropriate.  Nothing in this Agreement shall prevent the Manager or either Member from engaging in other business ventures of every nature, including, but not limited to, the ownership, management, improvement, development and operation of any other hotels and/or casinos wherever located, and this Agreement shall not grant the Company, the Manager or any Member any right in any such independent venture or business or to the income and profits derived therefrom.  Each Member specifically acknowledges that the other Member or an Affiliate of the other Member is the owner and operator of a competing hotel casino adjacent to the Casino and connected to the Casino, and that this Agreement shall not be deemed or construed to prevent, hinder or inhibit in any way the present operation or future expansion of said properties.

1.12                        Expenses of Members.  Except as specifically provided in this Agreement, no Member shall be paid for services rendered to the Company by such Member.  However, each party shall be entitled to reimbursement from the Company for the actual out-of-pocket expenses reasonably incurred by such Member in furtherance of the Company’s business to the extent such expenses are contemplated by a budget approved by the Members, upon the presentation of reasonable supporting documentation of the amount and purpose of such expense.

Article 2. DEFINITIONS

2.1                               Definitions.  The following terms used in this Agreement shall have the following meanings.

“Accountant” has the meaning ascribed to it in Section 6.4(b).

“Affiliate” means when used with respect to any entity, shall mean any other entity directly or indirectly controlling, controlled by or under common control with such entity.

“Agreement” means this Operating Agreement, as amended, modified or supplemented from time to time.

“Annual Business Plan” has the meaning ascribed to it in Section 6.2.

“Applicable Tax Rate” has the meaning ascribed to it in Section 5.2.

“Articles of Conversion” means the Articles of Conversion of the Company filed with the Secretary of the State of Nevada on June 26, 2013, as amended, modified or supplemented from time to time.

“Breaching Member” has the meaning ascribed to it in Section 12.2.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in New York City, New York.

“Capital Account” means with respect to each Member the account established and maintained for such Member on the books of the Company in compliance with Regulation §§ 1.704-1(b)(2)(iv) and 1.704-2, as amended.

“Capital Contribution” means a contribution to the capital of the Company.

“Casino” means the Silver Legacy Resort & Casino in Reno, Nevada.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any succeeding law).

“Company” means the limited liability company formed by the filing of the Articles of Conversion and governed by this Agreement under the name “Circus and Eldorado Joint Venture, LLC.”

“Eldorado” means Eldorado Limited Liability Company, a Nevada limited liability company.

“Election Date” has the meaning ascribed to it in Section 13.3(f).

“ERLLC” means Eldorado Resorts LLC, a Nevada limited liability company.

“Estimated Tax Period” has the meaning ascribed to it in Section 5.1(a).

“Event of Bankruptcy” has the meaning ascribed to it in Section 15.1.

“Galleon” means Galleon, Inc., a Nevada corporation.

“Liquidating Events” has the meaning ascribed to it in Section 14.1.

“Manager” means Galleon and each replacement Manager appointed pursuant to Section 6.4.

“Member” means each of Eldorado and Galleon as well as each additional Member admitted to the Company pursuant to Section 11.2(b).

“MRG” means Mandalay Resort Group, a Nevada corporation.

“Net Cash From Operations” has the meaning ascribed to it in Section 5.1.

“Notice of Election” has the meaning ascribed to it in Section 13.2.

“Offer” has the meaning ascribed to it in Section 13.2.

“Partnership” means the predecessor to the Company, a Nevada general partnership organized under the Nevada Uniform Partnership Act.

“Permitted Transferee” has the meaning ascribed to it in Section 11.2.

“Person” means any individual, partnership, limited liability company, association, corporation, trust or other entity.

“Purchase Price” has the meaning ascribed to it in Section 13.2.

“Purchasing Member” has the meaning ascribed to it in Section 13.2.

“Regulation” means a Treasury Regulation promulgated under the Code.

“Sales Price” has the meaning ascribed to it in Section 13.2.

“Selling Member” has the meaning ascribed to it in Section 13.2.

“Specified Valuation Amount” has the meaning ascribed to it in Section 13.2.

“Tax Amount” has the meaning ascribed to it in Section 5.2.

“Tax Matters Partner” has the meaning ascribed to it in Section 9.4.

“Tax Shortfall” has the meaning ascribed to it in Section 5.2.

“Third Party Manager” has the meaning ascribed to it in Section 6.4.

Article 3. CAPITAL CONTRIBUTIONS

3.1                               Capital Contributions.  Each Member has previously contributed or caused to be contributed to the Partnership in connection with its formation, as its Capital Contribution, cash and/or property in the amount of $51.9 million and its Member’s Capital Account has been credited accordingly.  In addition, each Member’s Capital Account has been adjusted through the date hereof, as provided in Section 3.3.  As of May 31, 2013, the Capital Accounts of the Members have the balances set forth on Schedule A attached hereto.

3.2                               No Further Capital Contributions.  The Members shall not be permitted or required to contribute additional capital to the Company without the consent of both Members, which consent may be given or withheld in each Member’s sole and absolute discretion.

3.3                               Capital Accounts.  An individual Capital Account shall be established and maintained for each Member.  The Capital Account of each Member shall be equal to the aggregate amount of cash contributed by such Member to the Company, increased by (i) the fair market value of property contributed by such Member to the Company, net of liabilities secured by such property that the Company assumes or takes the property subject to, (ii) the amount of any Company liabilities assumed by such Member other than liabilities secured by property distributed to such Member, (iii) such Member’s allocable share of Profits of the Company, (iv) any items in the nature of income and gain which are excluded from the definitions of Profits and Losses and allocated to such Member and (v) any other increases required by Treasury Regulation Section 1.704-1(b)(2)(iv), and reduced by (i) such Member’s distributive share of Losses, (ii) the amount of any distributions of cash to such Member, (iii) the amount of liabilities of such Member assumed by the Company, (iv) the fair market value of property (net of liabilities to which such distributed property is subject) distributed to such Member, (v) any items in the nature of deductions or losses which are excluded from the definitions of Profits and Losses and allocated to such Member and (vi) any other decreases required by Treasury Regulation Section 1.704-1(b)(2)(iv).  The provisions of this Agreement relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions.

3.4                               Other Matters.

(a)                                 Except as otherwise provided in this Agreement, no Member shall demand or receive a return of his Capital Contributions or withdraw from the Company without the consent of all Members.  Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash, except as may be specifically provided herein.

(b)                                 No Member shall receive any interest, salary, or draws with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as Member, except as otherwise provided in this Agreement.

(c)                                  Except as provided in Article 11, no Person shall be admitted to the Company as a Member without the unanimous consent of the Members.

(d)                                 The Manager, on behalf of the Company, may contract with an Affiliate of the Manager for the provision of accounting, bookkeeping, computer services and management information and similar central office services at a cost not to exceed the reasonable direct costs incurred by such Affiliate in providing such services.

3.5                               Interest on Capital Contributions.  No Member shall be entitled to interest on or with respect to any Capital Contribution.

Article 4.  ALLOCATIONS

4.1                               Allocations of Profit and Loss.  Items of income, gain, loss, deduction and credit of the Company shall be allocated among the Members in the manner specified in Section 13.3(f) and Annex I hereto.

Article 5.  DISTRIBUTIONS

5.1                               Net Cash From Operations.  The term “Net Cash From Operations” for any period shall mean the gross cash proceeds received by the Company, less the following amounts:  (i) cash operating expenses and payments of other expenses and obligations of the Company, including interest and scheduled principal payments on Company indebtedness, including indebtedness owed to the Members, if any; (ii) all capital expenditures made by the Company, and (iii) such reasonable reserves as the Members deem necessary in good faith and in the best interests of the Company to meet anticipated future obligations and liabilities of the Company (less any release of reserves previously established, as similarly determined).  Subject to Sections 12.2(d) and 13.3(f) and to any contractual restrictions to which the Company is subject, and prior to the occurrence of a Liquidating Event, the Company shall make the following distributions:

(a)                                 The Manager shall determine the estimated taxable income allocable to each Member for the periods (each, an “Estimated Tax Period”) beginning January 1 and ending March 31, May 31, August 31 and December 31 of each year, and not later than the fifteenth (15th) day of the following April, June, September and January, respectively, make the distributions described in this Section 5.1(a).  To the extent of the sum of Net Cash from Operations for each Estimated Tax Period (reduced by any prior distributions pursuant to Section 5.1(a) with respect to such period) and available drawings under the Company’s revolving credit line, the Company shall distribute to the Members, in proportion to the Members’ Percentage Interests, an amount equal to the Tax Amount with respect to such Estimated Tax Period (as determined pursuant to Section 5.2 hereof).

(b)                                 As soon as practicable following the completion of each annual financial statement audit of the Company, the Net Cash From Operations for the year covered by such audit (reduced by any distributions pursuant to Section 5.1(a)) shall be distributed to the Members in proportion to their Percentage Interests.

(c)                                  Nothing in this Section 5.1 shall be construed to limit the ability of the Company to distribute Net Cash From Operations in amounts or at times that differ from those set forth, provided that both Members agree in writing to such distribution in advance thereof.

5.2                               Tax Amount.  The “Tax Amount” with respect to each Estimated Tax Period shall equal an amount necessary to cause the cumulative distributions by the Company with respect to the calendar year including such Estimated Tax Period (which for greater clarity, shall not include (i) distributions described in Section 5.1(b) made during such calendar year with respect to the prior calendar year and (ii) the Remaining Priority Distribution) to be no less than the result of the following calculation when performed with respect to whichever Member produces the largest Tax Amount:  (a) twice the product of (i) the net taxable income of the Company for that Estimated Tax Period allocable to such Member (plus any net taxable income of the Company allocable to such Member with respect to any prior year pursuant to an audit adjustment that becomes final during that Estimated Tax Period, without duplication of any amount included in the calculation of any Tax Shortfall with respect to such Estimated Tax Period) (taking capital losses for the year into account only to the extent of capital gains), multiplied by (ii) the Applicable Tax Rate for that period, plus (b) any Tax Shortfall from the immediately preceding calendar year (provided that there shall be no Tax Shortfall for any period prior to January 1, 2001).  The “Applicable Tax Rate” for an Estimated Tax Period shall equal the greater of the maximum marginal federal income tax rate applicable to individuals for such period or the maximum marginal federal income tax rate applicable to corporations for such period; provided, however, that if the State of Nevada enacts an income tax (including any franchise tax based on income), the Applicable Tax Rate for any Tax Amount subsequent to the effective date of such income tax shall be increased by the higher of the maximum marginal individual tax rate or corporate income tax rate imposed by such tax (after reduction for the federal tax benefit for the deduction of state taxes, using the maximum marginal federal individual or corporate rate, respectively).  A “Tax Shortfall” with respect to a calendar year shall equal the excess, if any, of the aggregate of the Tax Amount with respect to that year over the distributions made pursuant to Section 5.1 with respect to that year.

Article 6.  MANAGEMENT

6.1                               Day-to-Day Management by Manager.  Galleon shall be and hereby is appointed the Manager for the Company and is hereby charged with, and Galleon hereby agrees to assume the responsibility and authority for, the prudent day-to-day management of the business affairs of the Company.

Subject to the limitations and restrictions set forth in this Agreement and the Annual Business Plan, the Manager may exercise the following specific rights and powers without any further consent of the other Members being required:

(a)                                 Oversee and manage the day-to-day operations of the Casino and other Company business;

(b)                                 Direct and oversee the legal, architectural, engineering, construction and other work necessary for the care and improvement of the Casino and other Company business;

(c)                                  Prepare budgets and appropriate development schedules for the improvement and operation of the Casino;

(d)                                 Implement decisions made by both Members;

(e)                                  Utilize due diligence to operate, on behalf of and for the sole benefit of the Company, the Casino and such other business and activities which are customary and usual in connection with such operation;

(f)                                   Care for and distribute Company funds in accordance with the provisions of this Agreement;

(g)                                  Contract on behalf of the Company for the services of independent contractors such as lawyers and accountants;

(h)                                 Establish, maintain and supervise the deposit of monies or securities of the Company with federally insured banking institutions or other banking institutions as may be selected by the Manager; the Manager is authorized to sign on behalf of the Company on all accounts with such banking institutions;

(i)                                     Prepare and submit the Annual Business Plan for review and approval of the Executive Committee as provided herein (the Manager shall provide the other Member with an opportunity to provide its views on the Annual Business Plan, but the Manager may in its sole and absolute discretion choose not to reflect such views in the Annual Business Plan);

(j)                                    Acquire by purchase, lease, or otherwise such personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company consistent with the Annual Business Plan; and

(k)                                 Execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, and operation of the Casino, or in connection with managing the affairs of the Company, including, without limitation, adequate insurance as provided in the Annual Business Plan.

6.2                               Annual Business Plan.  No later than forty-five (45) days prior to the end of the then current fiscal year, the Manager shall cause to be prepared a business plan (the “Annual Business Plan”) for the next fiscal year.  The Annual Business Plan shall be subject to the review and approval of the Executive Committee.  After approval of the Annual Business Plan, there shall be no material changes in the Annual Business Plan without the approval of the Executive Committee.  The Annual Business Plan shall include, but not be limited to, the following:

(a)                                 A narrative description of any activities proposed to be undertaken including the physical development of the Casino;

(b)                                 A projected annual income statement (accrual basis) on a monthly basis for the upcoming fiscal year;

(c)                                  A projected balance sheet as of the end of the upcoming fiscal year;

(d)                                 A capital budget and an operating budget for the Casino by department, including the establishment and amount of working capital, capital improvement, and contingency reserves;

(e)                                  A schedule of projected operating cash flow, including itemized operating revenues, Casino costs, expenses, and a schedule of projected operating deficits, if any, on a monthly basis;

(f)                                   A marketing plan indicating the nature, type and timing of advertising, public relations, complimentaries, and promotions (e.g., print, television, food/beverage, billboard, signage, and other media), contemplated distribution and amounts payable to contractors;

(g)                                  An operating plan, including executive and other key employee and department staffing needs;

(h)                                 An entertainment plan and budget;

(i)                                     Proposed personal property acquisitions; and

(j)                                    Anticipated insurance needs of the Company, including comprehensive, general liability, casualty, fire and extended coverage, workers’ compensation, fidelity insurance protecting against employee loss or theft and business interruption insurance in an amount agreed to by all Members, together with assurance that each Member is named as an additional insured on the Company insurance policies.

6.3                               Restrictions on the Members.  The following shall require the unanimous approval of all Members:

(a)                                 The admission of an additional Member;

(b)                                 The purchase of additional real property;

(c)                                  Any other transaction which is unrelated to the purposes of the Company;

(d)                                 Except as otherwise provided herein, incurring any indebtedness that encumbers the real property of the Casino;

(e)                                  Sales or other dispositions of all or substantially all of the assets of the Company;

(f)                                   Capital improvements in the aggregate in excess of $250,000, not included in the approved Annual Business Plan;

(g)                                  Refinancing existing indebtedness, or the incurrence of any indebtedness in excess of $250,000 other than in the ordinary course of business of the Company;

(h)                                 Any obligation, contract, agreement, or commitment of any type whatsoever with a Member or an Affiliate of a Member, other than those specifically described in this Agreement;

(i)                                     Except as provided in Article 11, the sale, assignment, pledge, mortgage, encumbrance or disposal of all or any portion of such Member’s interest in the Company; except as specifically provided herein, nothing herein shall prohibit or limit a Member’s right to assign or pledge its proceeds from the Company;

(j)                                    The assignment, pledge or transfer of any debt in excess of $250,000 due the Company or the release of any such debt, except on payment in full, other than in the ordinary course of the business of the Company;

(k)                                 The compromise of any claim due to the Company in excess of $250,000 or submission to arbitration of any dispute or controversy involving the Company, other than in the ordinary course of the business of the Company;

(l)                                     Transfer or conveyance of the Casino, or the grant of easements or other property rights relating to the Casino; and

(m)                             Cancellation of any insurance as set forth in the approved Annual Business Plan.

6.4                               Replacement of Manager.  (a) Except as provided herein, the Manager may only be changed by the unanimous agreement of all Members.  If the actual net operating results of the business of the Company for any four (4) consecutive quarters are less than eighty percent (80%) of the projected amount as set forth in the Annual Business Plan, after appropriate adjustments for factors affecting similar business in the vicinity of the Casino, then the other Member may require the Manager to resign.

(b)                                 In the event that there is any dispute with respect to whether the Manager has performed in accordance with the standards set forth in this Section 6.4, such dispute shall be submitted to the CPA firm of Ernst & Young, LLP (or such other nationally recognized accounting firm as is mutually agreeable to the Members) (the “Accountant”) for resolution.  The Accountant shall consider the positions of both Members and shall render a decision with respect to the performance of the Manager, which decision shall be final and binding on the Members.

(c)                                  The Manager reserves the right to resign as the Manager.  In the event that the Manager resigns, the other Member will have the right and option to become the Manager of the Company and assume all the obligations of the Manager as required by this Agreement.  In the event that the other Member does not exercise its option to become the Manager, then the Members shall attempt to appoint a third party (“Third Party Manager”) to manage the day-to-day business affairs of the Company.  In the event that the Members are unable to agree on the Third Party Manager, then the Company shall be dissolved and liquidated in accordance with the provisions of Article 14, with the last active Manager being responsible for the dissolution and liquidation as provided in Article 14.

6.5                               Implementation of Annual Business Plan.  The Manager shall use due diligence to implement the Annual Business Plan.  The business of the Company will be conducted consistent with prudent business practices, with the objective of maximizing the profits of the Company, and each Member will use due diligence to achieve that objective.  The Manager shall promptly notify the other Member of any transaction, notice, event or proposal relating to the management and operation of the Casino which could significantly affect, either adversely or favorably, the Casino or the Company or otherwise cause a significant deviation from the Annual Business Plan.

6.6                               Executive Committee.  There shall be established an Executive Committee.  The Executive Committee shall consult with, review, monitor and oversee the performance of the management of the Casino.

6.7                               Membership; Voting Executive Committee.

(a)                                 Membership.  The Executive Committee shall consist of five (5) members, with three (3) members appointed by the Manager so long as it is a Member and two (2) members appointed by the other Member.  In the event that neither of the Members is the Manager, then the Executive Committee shall consist of five (5) members, with two (2) members appointed by each party, and the Third Party Manager appointed pursuant to Section 6.4 shall be the fifth member of the Executive Committee.  Each Member may, at any time, appoint alternate members to the Executive Committee and such alternates will have all the powers of a regular committee member in the absence or inability of a regular committee member to serve.  The current members of the Executive Committee are Robert M. Jones, Corey I. Sanders, Donald D. Thrasher, John M. McManus and Thomas R. Reeg.  Each Member shall notify the other Member in writing of its appointments to the Executive Committee within ten (10) Business Days of such appointment.

(b)                                 Voting.  Except as provided below in subsections (c) and (d) of this Section 6.7, each member of the Executive Committee shall have one vote on any decision of the

Executive Committee.  A member of the Executive Committee may give his written proxy to another member of the Executive Committee to vote on his behalf in his absence.  All actions of the Executive Committee must be approved by a majority of all of the members of the Executive Committee, who may be present or voting by proxy.

(c)                                  Special Voting Rules for the Annual Business Plan.  In voting to approve the Annual Business Plan as provided in Section 6.9(a), below, the members of the Executive Committee appointed by the Member that is the Manager shall have two (2) votes and the members of the Executive Committee appointed by the other Member shall have two (2) votes (and the Manager appointed pursuant to Section 6.4, if any, shall not have any vote).  The Member that is the Manager shall designate which two of the three members of the Executive Committee appointed by the Member that is the Manager are to exercise the two (2) votes, and such designation shall be recorded in the minutes of the Executive Committee.  If the Executive Committee is deadlocked in deciding whether to approve the Annual Business Plan, then the meeting may be adjourned to another meeting date.  If the Executive Committee remains deadlocked on such matters until the end of the second month of the fiscal year described in the Annual Business Plan, then either Member may by written notice to the Company and the other Member cause the approval of the Annual Business Plan to be submitted to the Accountant for resolution.  The Accountant shall consider the positions of the members of the Executive Committee and the Members, and shall decide whether to approve the Annual Business Plan, or to modify the Annual Business Plan and approve it with such modifications.  The decision of the Accountant on these matters shall have the same effect as the approval of the Annual Business Plan by the Executive Committee, and that decision shall be final and binding on the Executive Committee and the Members.

(d)                                 Special Voting Rules for the Appointment and Compensation of the General Manager.  In voting to approve the appointment of the General Manager and the determination of the compensation of the General Manager, as provided in Section 6.9(g), below, the members of the Executive Committee appointed by the Member that is the Manager shall have two (2) votes and the members of the Executive Committee appointed by the other Member shall have two (2) votes (and the Manager appointed pursuant to Section 6.4, if any, shall not have any vote).  The Member that is the Manager shall designate which two of the three members of the Executive Committee appointed by the Member that is the Manager are to exercise the two (2) votes, and such designation shall be recorded in the minutes of the Executive Committee.  If the Executive Committee is deadlocked in deciding whether to approve the appointment of the General Manager or the determination of the compensation of the General Manager, then the meeting may be adjourned to another meeting date.  If the Executive Committee remains deadlocked on the appointment of the General Manager for a period of one (1) month following the effective date of the resignation or removal of the previous the General Manager, then the Executive Committee shall assume the duties of the General Manager until such time as the Executive Committee can reach a decision on the appointment and compensation of a General Manager.  In exercising the duties of the General Manager, the Executive Committee shall act and vote pursuant to the procedures and rules described in this Subsection 6.7(d) for approving the appointment of the General Manager.  If the Executive Committee remains deadlocked on the determination of the compensation of the General Manager for a period of one (1) month following the first meeting on the proposed compensation, then either Member may by written notice to the Company and the other Member cause the determination of such compensation to be submitted to the Accountant for resolution.  The Accountant shall consider the positions of the members of the Executive Committee, and shall adopt a compensation arrangement consistent with the position advocated by at least one member of the Executive Committee.  The decision of the Accountant on these matters shall be final and binding on the Executive Committee and the Members.

6.8                               Meetings of the Executive Committee;  Time and Place.  Regular meetings of the Executive Committee shall be held quarterly at such time and at such place as the Executive Committee shall determine.  At such regular meetings, the Manager’s representatives and the General Manager shall report on the financial performance and condition of the Company on a year-to-date basis (including cash flows, reserves, outstanding loans, and compliance efforts), give progress reports on capital projects, compliance with the Annual Business Plan, material contracts entered into, material litigation, marketing efforts and such other matters relevant to the operation of the Company.  The Executive Committee may make use of telephones and other electronic devices to hold meetings, provided that each member of the Executive Committee must simultaneously participate with all of the other members of the Executive Committee with respect to all discussions and votes of the Executive Committee.  The Executive Committee may act without a meeting if the action taken is reduced to writing (either prior to or thereafter) and approved by members of the Executive Committee in accordance with the voting provisions of this Agreement.  Written minutes shall be taken at each meeting of the Executive Committee.  Any Member may call for a special meeting of the Executive Committee by giving three (3) days prior written notice to all members of the Executive Committee.

6.9                               Duties of the Executive Committee.  Subject to the unanimous approval requirements of Section 6.3, the duties of the Executive Committee shall include, but not be limited to, the following:

(a)                                 Reviewing, adjusting, approving, developing, and supervising the Annual Business Plan;

(b)                                 Reviewing and approving the terms of any loans made to the Company;

(c)                                  Determining, except as otherwise provided in this Agreement, the capital requirements of the Company;

(d)                                 Appointment of a firm of independent certified public accountants to perform an annual audit and issue an opinion letter with respect to the financial statements of the Company;

(e)                                  Appointment of those individuals who will have the authority to open and draw checks on bank accounts in the name of the Company, or endorse checks for deposit to such accounts;

(f)                                   Approving all material purchases, sales, leases or other dispositions of Company property, other than in the ordinary course of business; and

(g)                                  Approving of the appointment of the General Manager, who shall be the Chief Executive Officer of the Company, and the Controller, who shall be the Chief Financial

Officer and Accounting Officer of the Company, and determining the compensation of the General Manager and the Controller.

6.10                        General Manager.

(a)                                 The Manager shall appoint the General Manager (subject to subsection (d) of Section 6.7, above) and other principal senior management of the Company and the Casino, who shall serve at the direction and pleasure of the Manager (subject to subsection (c) of this Section 6.10).  The General Manager and other principal senior officers shall perform those functions, duties, and responsibilities as the Manager may assign.

(b)                                 The General Manager shall consult with the Manager on a weekly basis and review results of operations and proposals for future operations.

(c)                                  Either Member may cause the Company to terminate the General Manager, which right may be exercised by providing to the Company and the other Member thirty (30) days written notice of such decision.  Such notice period shall not create any rights in the General Manager, and may be waived by the Company and the other Member without the agreement of the General Manager.

Article 7.  INDEMNIFICATION OF PARTNERS

7.1                               General.  The Company shall indemnify, save harmless, and pay all judgments and claims of third parties against the Manager, each Member or any officer, shareholder, member, partner, or director of such Manager or Member and members of the Executive Committee relating to any liability or damage, including attorneys’ fees to be paid as incurred, arising by reason of any act performed or omitted to be performed by such Manager, Member, officer, shareholder, member, partner, director or member of the Executive Committee in connection with the business of the Company, except for any conduct of the Manager or a Member that constitutes fraud, bad faith or breach of fiduciary duty.

7.2                               Company Expenses.

(a)                                 The Company shall indemnify, hold harmless, and pay all expenses, costs, or liabilities of the Manager or any Member who for the benefit of the Company makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Company in accordance with this Agreement and who suffers any financial loss as the result of such action.

(b)                                 Notwithstanding anything to the contrary in any of Sections 7.1 and 7.2, in the event that any provision in any of such Sections is determined to be invalid in whole or in part, such Section shall be enforced to the maximum extent permitted by law.

Article 8.  REPRESENTATIONS AND WARRANTIES

8.1                               Representations and Warranties.  Each Member hereby represents and warrants that:

(a)                                 If such Member is a corporation, limited liability company, or a partnership, it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, company, statutory, or partnership power and authority to own its property and carry own its business as owned and carried on at the date hereof and as contemplated hereby.

(b)                                 Such Member has the individual, corporate, company, statutory, or partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, if such partner is a corporation, limited liability company, or partnership, the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate, company, statutory, or partnership action.

(c)                                  This Agreement constitutes the legal, valid, and binding obligation of such Member, and is enforceable in accordance with its terms and does not violate the terms and conditions of any law, regulation, order or award of any court of governmental agency or otherwise violate or result in a breach or default of the terms and conditions of any mortgage, agreement or other written document by which a Member may be bound.

Article 9.  ACCOUNTING, BOOKS AND RECORDS

9.1                               Accounting, Books and Records.  The Company shall maintain at its principal place of business separate books of account for the Company which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the operation of the Company business in accordance with generally accepted accounting principles and casino industry guidelines consistently applied and, to the extent inconsistent therewith, in accordance with this Agreement.  The Company shall use the accrual method of accounting in preparation of its annual reports and for tax purposes and shall keep its books accordingly.  The Company’s books and records shall be independently audited annually at the Company’s expense.  Each Member shall, at its sole expense, have the right, without notice to any other Member, to examine, copy, and audit the Company’s books and records during normal business hours.

9.2                               Reports.

(a)                                 In General.  The Manager shall cause the General Manager and the Controller to be responsible for the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants.

(b)                                 Reports.  Within ninety (90) days after the end of each fiscal year and within forty-five (45) days after the end of any fiscal quarter, and within twenty (20) days after the end of any calendar month, the Manager shall cause each Member to be furnished with a copy of the balance sheet of the Company as of the last day of the applicable period, a statement of income or loss for the Company for such period, and a statement of the Company’s cash flow for such period.  The Manager shall determine the fiscal year of the Company for financial reporting requirements and for federal income tax purposes.  Annual statements shall also include a statement of the Members’ Capital Accounts and changes therein for such fiscal year.  Annual statements shall be examined by the Company’s independent accountants.

9.3                               Tax Returns; Information.  The Manager shall cause the Company’s accountants to prepare all income and other tax returns of the Company and shall cause the same to be filed in a timely manner.  The Manager shall furnish to each Member a copy of each such return, together with any schedules or other information which each Member may require in connection with such Member’s own tax affairs.

9.4                               Tax Matters Partner.  The Manager is specially authorized to act as the “Tax Matters Partner” under the Code and any state or local law.  If an agreement, settlement or compromise regarding any tax matter could materially and adversely affect a Member, the Tax Matters Partner shall not enter into such agreement or settle or compromise such tax matter without the prior written consent of the affected Member, which consent shall not be unreasonably withheld.

Article 10.  AMENDMENT OF AGREEMENT

10.1                        Amendments.  This Agreement may only be amended by the consent and approval of both Members.  Any such amendment shall be in writing and executed by both Members.

Article 11.  TRANSFERS OF INTERESTS

11.1                        Restrictions on Transfers.  Except as expressly permitted by this Agreement, no Member shall transfer all or any portion of its interest in the Company or any rights therein without the unanimous consent of the Members.  Any transfer or attempted transfer by any Member in violation of the preceding sentence shall be null and void and of no force or effect whatever.  The Members acknowledge and agree that they are relying on the experience, expertise, reputation and financial condition of the other Member in entering into this Agreement and that the nature of the relationship between the parties is personal.  Each Member hereby acknowledges the reasonableness of the restrictions on transfers imposed by this Agreement in view of the Company purposes and the relationship of the Members.  Accordingly, the restrictions on transfers contained herein shall be specifically enforceable.  Each Member hereby further agrees to hold the Company and each Member (and each Member’s successors and assigns) wholly and completely harmless from any cost, liability, or damage (including, without limitation, liabilities for income taxes and costs of enforcing this indemnity) incurred by any of such indemnified Members as a result of a transfer or an attempted transfer in violation of this Agreement.

11.2                        Permitted Transfers.

(a)                                 General.  A Member shall be entitled to transfer or convey all or any portion of its interest in this Company to any of the following persons or entities (“Permitted Transferee”):

(i)                                     An Affiliate of such Member, subject to the provisions of Section 11.3;

(ii)                                  Members of the Member’s family, which includes the Member’s spouse, natural or adoptive lineal descendants, and trusts for their benefit;

(iii)                               Any other Member;

(iv)                              A personal representative of such Member, which includes any person or entity who succeeds to the Member’s estate as a result of the Member’s death, legal incompetence or bankruptcy; and

(v)                                 Any person or entity approved by the unanimous consent of the Members.

(b)                                 Admission of Permitted Transferee as a Member.  A Permitted Transferee of an interest in the Company shall be admitted as a Member in the Company only upon the unanimous consent of the Members, and only after executing this Agreement and assuming the obligations of the transferring Member hereunder with respect to the interest so transferred.  The rights of a Permitted Transferee who is not admitted as a Member shall be limited to the right to receive allocations and distributions from the Company with respect to the interest transferred, as provided by this Agreement.  A Permitted Transferee that is not admitted as a Member shall not be a partner with respect to such interest and, without limiting the foregoing, shall not have the right to inspect the Company’s books, act for or bind the Company, or otherwise interfere in its operations.

(c)                                  Effect of Permitted Transfer on Company.  The Members intend that the Permitted Transfer of an interest in the Company shall not cause the dissolution of the Company under Nevada law; however, if determined by a court of competent jurisdiction that a dissolution has occurred, the Members shall continue to hold the Company’s assets and operate its business in Company form under this Agreement as if no such dissolution has occurred.

(d)                                 Notice and Costs of Transfer.  In the event of any Permitted Transfer, the Member making the transfer shall notify the other Member of the transfer and shall furnish the Company with the Permitted Transferee’s tax identification number and sufficient information to determine the Permitted Transferee’s interest and tax basis in the Company and any other information reasonably necessary to permit the Company to file all required federal and state tax returns.  The Member making a transfer permitted hereunder of all or a portion of his Company interest shall pay all costs and expenses incurred by the Company in connection with such transfer.

11.3                        Limitation on Ownership of Members.

(a)                                 Unless otherwise agreed by Galleon, Donald L. Carano or one or more members of his immediate family acceptable to Galleon, which acceptance will not be unreasonably withheld, or one or more Affiliates controlled by (i) Donald L. Carano, or (ii) one or more members of his immediate family acceptable to Galleon, which acceptance will not be unreasonably withheld, shall be the manager of and shall control Eldorado (and any Permitted Transferee to which Eldorado has transferred all or any portion of its interest in the Company, or any subsequent Permitted Transferee or such interest).  Nothing herein shall prohibit, restrict or otherwise limit an Affiliate’s right and ability to become a publicly traded entity so long as the above restriction on control of Eldorado is met.

(b)                                 Unless otherwise agreed by Eldorado, which shall not be unreasonably withheld, Galleon (and any Permitted Transferee to which Galleon has transferred all or any portion of its interest in the Company, or any subsequent Permitted Transferee or such interest) shall be controlled by MRG.

(c)                                  In the event that the provisions of this Section 11.3 are breached, the Non-Defaulting Member shall have the right (but shall not be required) to exercise the Buy-Sell provisions of Sections 13.2 and 13.3.

Article 12.  WITHDRAWALS; ACTION FOR PARTITION; BREACHES

12.1                        Waiver of Partition and Covenant Not to Withdraw.  Each Member hereby covenants and agrees that the Members have entered into this Agreement based on their mutual expectation that both Members will continue as Members and carry out the duties and obligations undertaken by them hereunder and that, except as otherwise expressly required or permitted hereby, each Member hereby covenants and agrees not to (a) take any action to require partition or to compel any sale with respect to its Company interest, (b) take any action to file a certificate of dissolution or its equivalent with respect to itself, (c) take any action that would cause a bankruptcy of such Member, (d) withdraw or attempt to withdraw from the Company, (e) exercise any power under Nevada law to dissolve the Company, (f) transfer all or any portion of its interest in the Company (other than as permitted hereunder), (g) petition for judicial dissolution of the Company, or (h) demand a return of such Member’s contributions or profits (or a bond or other security for the return of such contributions or profits) without the unanimous consent of the Members.

12.2                        Consequences of Violation of Covenants.  If a Member (a “Breaching Member”) attempts to (i) cause a partition or (ii) withdraw from the Company or dissolve the Company or otherwise take any action in breach of Section 12.1 hereof, the Company shall continue and such Breaching Member shall be subject to this Section 12.2.  In such event, the following shall occur:

(a)                                 The Breaching Member shall immediately cease to have the authority to act as a Member and shall have no further power to act for or bind the Company (including as Manager);

(b)                                 The other Member shall have the right (but shall not be obligated unless it was so obligated prior to such breach) to manage all of the affairs of the Company;

(c)                                  The Breaching Member shall be liable in damages, without requirement of a prior accounting, to the Company for all costs and liabilities that the Company or any Member may incur as a result of such breach;

(d)                                 Distributions to the Breaching Member shall be reduced to seventy-five percent (75%) of the distributions otherwise payable to the Breaching Member.  The Company may apply any distributions otherwise payable to the Breaching Member to satisfy any claims it may have against the Breaching Member and the balance shall be distributed to the other Members.

(e)                                  The Breaching Member shall continue to be liable to the Company for any obligations of the Company pursuant to this Agreement, and to be jointly and severally liable with the other Members for any debts and liabilities (whether actual or contingent, known or unknown) of the Company existing at the time the Breaching Member withdraws or dissolves.

Article 13.  BUY-SELL

13.1                        Conditions Precedent to Buy-Sell.  The Buy-Sell provisions of this Agreement may not be instituted by any Member if such Member is in default of any of the provisions of this Agreement.

13.2                        Exercise of Right to Buy or Sell.  At any time after the occurrence of the conditions precedent set forth in Section 13.1, either Member may make an offer to purchase (“Offer”) the interest of the other Member.  The Offer shall be in writing and shall set forth a statement of the aggregate dollar amount which the offering Member is willing to pay for all of the assets of the Company, free and clear of all monetary liabilities and obligations (other than non-delinquent property taxes and assessments secured by liens on the Company property) relating thereto (the “Specified Valuation Amount”).  The Offer shall constitute an irrevocable offer by the Member giving the Offer either to (i) purchase all, but not less than all, of the interest of the Company of the other Member free of liens and encumbrances for an amount equal to the amount the other Member would be entitled to receive if the Company sold all of its assets and business for the Specified Valuation Amount on the date of such notice and immediately thereafter the Company, deducted customary closing costs that would be associated with a third-party sale, allocated all income, gain, loss, credit or other items therefrom in accordance with this Agreement, and distributed the net proceeds to each Member in liquidation of the Company pursuant to Section 14.2(c) hereof (the “Sales Price”), or (ii) sell all, but not less than all, of its interest in the Company free of liens and encumbrances to the other Member for an amount equal to the amount the offering Member would be entitled to receive if the Company sold all of its assets and business for the Specified Valuation Amount on the date of such notice and immediately thereafter the Company, deducted customary closing costs that would be associated with a third party sale, allocated all income, gain, loss, credit or other items therefrom in accordance with this Agreement, and distributed the net proceeds to each Member in liquidation of the Company pursuant to Section 14.2(c) hereof (the “Purchase Price”).  The Member receiving the Offer shall have a period of two (2) months to accept the Offer to sell at the Sales Price or, in the alternative, to require that the Offering Member sell its interest to the other Member at the Purchase Price.  The Member receiving the Offer shall give written notice (“Notice of Election”) of its acceptance of the Offer to sell or purchase to the Offering Member within two (2) months of the receipt of the Offer.  Failure to give the Notice of Election within such two (2) month period shall constitute an acceptance of the Offer to sell to the Offering Member on the terms set forth in the Offer, and for purposes of Section 13.3(f) shall be treated as the giving of a Notice of Election at the end of such two (2) month period.  The closing of the transaction for the sale or purchase of the Company interest shall occur not later than six

(6) months after the Notice of Election or at such other time as may be required by the Nevada Gaming Authorities.  Subject to any agreements to which the Company is a party, the Member purchasing the Company interest pursuant to this Section 13.2 (the “Purchasing Member”) shall be entitled to encumber the Company property in order to finance the purchase, provided that the other Member (the “Selling Member”) shall have no liability, contingent or otherwise, under such financing.  The Purchasing Member may assign all or part of its right to purchase the Company interest of the Selling Member to an Affiliate of the Purchasing Member, provided that no such assignment shall relieve the Purchasing Member of its obligations under this Article 13 in the event of a default by such Affiliate.  In the event of such an assignment, references in this Article 13 to the Purchasing Member shall include, where the context permits, such Affiliate.

13.3                        Closing.

(a)                                 At the closing of a transaction pursuant to this Article 13, the Members shall execute such documents and instruments of conveyance as may be necessary or appropriate to confirm the transaction contemplated hereby, including, without limitation, the transfer of the Company interest of the Selling Member and the assumption by the Purchasing Member of the Selling Member’s obligations under the Agreement (other than any liability for past breaches of the Agreement).  The reasonable costs of such transfer and closing, including, without limitation, attorneys’ fees and filing fees, shall be divided equally between the Purchasing and Selling Members.

(b)                                 The closing of the purchase and sale of the Member’s interest shall be subject to the approval of the Nevada Gaming Board and Commission.  The Purchasing Member shall file all necessary applications for approval of the transaction with the Nevada Gaming Board and Commission within sixty (60) days after the Notice of Election.  The Purchasing Member shall pay all costs and fees in connection with the approval of the Nevada Gaming Board and Commission.

(c)                                  At the close of the transaction contemplated under the provisions of Section 13.2, the Selling Member shall assign to the Purchasing Member all of the interest of the Selling Member in the Company, free and clear of all liens, claims and encumbrances, and shall execute and deliver to the Purchasing Member an amended Certificate of Fictitious Name (or cancellation thereof), together with all other documents as may be reasonably required to give effect to the transfer of the Selling Member’s interest in the Company.  In connection with such transfer, the Members shall take all necessary action to discharge or release any Affiliate of the Selling Member from any guarantee of any debt of the Company, but only if the Purchasing Member expressly consented to the guaranty by the Affiliate.

(d)                                 The Purchasing Member shall use its best efforts to use the assets of the Company to discharge all loans and other indebtedness, liabilities or other obligations of the Company (but shall not be required to prepay any obligations under any permanent loans secured by the Company property) for which the Selling Member has any personal or corporate liability or otherwise obtain the release of the Selling Member from any such liability.

(e)                                  The Purchasing Member shall indemnify and hold harmless the Selling Member from all indebtedness, liabilities and other obligations of the Company, whether the same arose prior to or after the purchase, except that such indemnification shall not apply to liabilities, if any, of the Company which were created by the Selling Member while acting in fraud of either the Company or the rights of the Purchasing Member or in violation of the terms of this Agreement.

(f)                                   Beginning with the day on which the Member receiving the Offer gives the Notice of Election (the “Election Date”), the Percentage Interest of the Selling Member shall be reduced to zero percent and no allocations of income, loss or other items (other than allocations of taxable income or loss pursuant to Section 704(c)) shall be made to the Selling Member with respect to periods following the Election Date; provided, for greater clarity, that such change in the Percentage Interests shall not affect the determination of the Sales Price or the Purchase Price.  From and after the Election Date, no distributions shall be made by the Company to the Selling Member, except as provided in this Section 13.3(f).  On the later of ten (10) Business Days following the Notice of Election or the end of the earliest Estimated Tax Period that includes the date of the Notice of Election, the Company shall distribute to the Selling Member an amount equal to (i) the taxable income, if any, allocated to the Selling Member for federal tax purposes for the calendar year including such Estimated Tax Period (other than allocations of taxable income or loss pursuant to Section 704(c)), (ii) multiplied by the maximum marginal federal income tax rate applicable to individuals for such period (if the Selling Member is an individual or is a pass-through entity the income of which is taxable to individuals) or the maximum marginal federal income tax rate applicable to corporations for such period (if the Selling Member is taxed as a Subchapter C corporation, or is a pass-through entity the income of which is taxable to an entity that is taxed as a Subchapter C corporation); provided, however, that if the State of Nevada enacts an income tax (including any franchise tax based on income) that is effective for such Estimated Tax Period, the tax rate shall be increased by the effective increase in the combined maximum income tax applicable to the Selling partner (after reduction for the federal tax benefit for the deduction of state taxes), and (iii) reduced by any prior distributions to the Selling Member pursuant to Section 5.1(a) with respect to the calendar year including such Estimated Tax Period.  Allocations shall be made with respect to the period ending on the Election Date by means of a closing of the books of the Company as of the close of business on the Election Date.  After an Offer has been made, and until the Election Date, the Company shall provide each Member with five (5) Business Days notice of any distribution to be made pursuant to Section 5.1(b), above.

Article 14.  DISSOLUTION AND WINDING UP

14.1                        Liquidating Events.  The Company shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (“Liquidating Events”):

(a)                                 January 1, 2053;

(b)                                 The sale of all or substantially all of the property of the Company;

(c)                                  The unanimous vote of the Members to dissolve, wind up, and liquidate the Company;

(d)                                 The happening of any other event that makes it unlawful or impossible to carry on the business of the Company;

(e)                                  The occurrence of an Event of Bankruptcy (as defined in Section 15.1) of a Member; or

(f)                                   The Members are unable to agree upon a replacement Manager as provided in Section 6.4.

The Members hereby agree that, notwithstanding any provision of Nevada law, the Company shall not dissolve prior to the occurrence of a Liquidating Event.  If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members hereby agree to continue the business of the Company without a winding up or liquidation.

14.2                        Winding Up.  Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up the Company’s business and affairs.  To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as the Company property has been distributed pursuant to this Section and the Company has terminated.  The Manager shall be responsible for overseeing the winding up and liquidation of the Company, shall take full account of the Company’s liabilities and assets, shall cause the assets to be liquidated as promptly as is consistent with obtaining the fair market value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:

(a)                                 First, to the payment and discharge of all of the Company’s debts and liabilities to creditors other than Members;

(b)                                 Second, to the payment and discharge of all of the Company’s debts and liabilities to Members; and

(c)                                  The balance, if any, to the Members in the amount of their respective Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods or portions thereof.

The Manager shall not receive any additional compensation for any services performed pursuant to this Section, but shall be entitled to reimbursement for all reasonable out-of-pocket costs and expenses incurred in connection therewith.  Each Member understands and agrees that by accepting the provisions of this Section setting forth the priority of the distribution of the assets of the Company to be made upon its liquidation, such Member expressly waives any right which it, as a creditor of the Company, might otherwise have to receive distributions of assets pari passu with the other creditors of the Company in connection with a distribution of assets of the Company, and hereby subordinates to said creditors any such right.

Any gains or losses on the disposition of properties of the Company in the process of liquidation shall be credited or charged to the Members in accordance with Annex I hereto.  Any property distributed in kind in the liquidation shall be valued by agreement of the Members and treated as though the property were sold and the cash proceeds distributed.  The difference between the agreed value of the property distributed in kind and its book value shall be treated as a gain or loss on sale of the property and shall be credited or charged to the Members in accordance with Annex I hereto.

14.3                        Compliance with Certain Requirements of Regulations.  In the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Section to the Members who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2).

It is the expectation of the Members that, as a result of the operation of the provisions of this Agreement for allocation of income and loss, distributions pursuant to Section 5.1, and keeping of Capital Accounts, upon a liquidation of the Company (including a deemed liquidation pursuant to the provisions of Section 13.2), the Capital Account of Eldorado will exceed the capital account of Galleon by $10 million and Eldorado receive $10 million more than Galleon pursuant to Section 14.2 (c) (or if the Capital Account of Eldorado has been reduced at the time of the liquidation to an amount less than $10 million, and the Capital Account of Galleon is zero or less, then Eldorado will receive all distributions made pursuant to Section 14.2(c)).  Accordingly, the Members agree that this Agreement shall be interpreted consistently with such expectation.

14.4                        Reserve for Contingent and Unforeseen Liabilities.  In the discretion of the Manager, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article 14 may be:

(a)                                 distributed to a trust that qualifies as a “liquidating trust” for federal income tax purposes established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the Company.  The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Manager, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Section; or

(b)                                 withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

14.5                        Rights of Members.  Except as otherwise provided in this Agreement, (a) each partner shall look solely to the assets of the Company for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Company and (b) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions, or allocations.

14.6                        Notice of Dissolution.  In the event a Liquidating Event occurs, the Manager shall, within thirty (30) days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Manager), and (b) publish notice of such dissolution in a newspaper of general circulation in each place in which the Company regularly conducts business.

Article 15.  BANKRUPTCY OR DISSOLUTION OF A MEMBER

15.1                        Event of Bankruptcy.  Considering the personal nature of the relationship between the Members of this Company, upon occurrence of an Event of Bankruptcy with respect to a Member, the remaining Member shall have the right and option to dissolve and liquidate the Company in accordance with Article 14 of this Agreement.

For the purposes of this Agreement, any of the following shall constitute an “Event of Bankruptcy” with respect to the Member involved:

(i)                                     the filing of an involuntary petition under the United States Bankruptcy Act or any other United States or state bankruptcy statute, as now in effect or as hereafter amended, against a Member, which involuntary petition is not dismissed within 120 days after the filing thereof;

(ii)                                  the commencement by a Member of any proceeding of any type under the United States Bankruptcy Act or any other United States or state bankruptcy statute; or

(iii)                               if a Member makes an assignment for the benefit of creditors, or allows the appointment of a receiver, trustee, conservator or liquidator of all or any portion of the Member or its assets.

15.2                        Status of Bankruptcy Assignee.  After the date of an Event of Bankruptcy, the successor to the bankrupt Member shall be considered an assignee of the bankrupt Member’s interest in the Company but shall not be entitled to interfere or participate in management or administration of the Company business or affairs, to receive or require information or an accounting with respect to the Company transactions or to inspect the books of the Company; provided, however, that the successor to the bankrupt Member’s interest in the Company may inspect the books of the Company at reasonable times with reasonable notice for the sole purpose of assuring that the successor receives the appropriate distribution of profits and losses.

Article 16.  MISCELLANEOUS

16.1                        Notices.  Unless otherwise provided, all notices, demands or other communications hereunder shall be in writing and shall be deemed to have been given or submitted upon personal delivery or upon deposit in the United States mail by certified or registered mail, postage prepaid, with return receipt requested and addressed as follows:

(a)	If to Galleon, at	Galleon, Inc.
3950 Las Vegas Blvd. South
Las Vegas, Nevada 89119
Attention: General Counsel

(b)	If to Eldorado, at	Eldorado Limited Liability Company
c/o Eldorado Hotel Casino
345 N. Virginia Street
P.O. Box 3399 Reno, Nevada 89505

with a copy to:
McDonald Carano Wilson LLP
Attention: John Frankovich
P.O. Box 2670
Reno, Nevada 89505

Notices shall be deemed received upon personal delivery or three (3) days following deposit in the mail, if sent through the mail.  Each Member may designate, from time to time, another address in place of the address hereinabove set forth by notifying the other Members of the new address in writing.

16.2                        Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

16.3                        Time.  Time is of the essence with respect to this Agreement.

16.4                        Headings.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

16.5                        Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

16.6                        Counterparts.  This agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of the signatures of each of the Members to one of such counterpart signature pages.  All of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

16.7                        Further Action.  Each Member agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

16.8                        Attorneys’ Fees.  In case of any action or proceeding to compel compliance with, or for a breach of, the provisions of this Agreement, the prevailing party shall be entitled to recover all costs of such action or proceeding, including, but not limited to, reasonable attorneys’ fees and court costs as determined by the court.

16.9                        Governing Law.  The laws of the State of Nevada shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members.

16.10                 Loans.  Any Member may, only with the approval of the Members or as provided by this Agreement, lend or advance money to the Company; provided, however, that a Member may make a loan to the Company without the approval of the other Member if (i) the Member making such loan provides ten (10) Business Days notice to the other Member of the proposed amount and terms of the loan, and within such ten day notice period the other Member does not agree in writing that both Members shall make such loan in an amount pro rata to the Members’ Percentage Interests; (ii) the terms of the loan are reasonable in light of the circumstances in which it is proposed; and (iii) the Member proposing the loan has made reasonable efforts to arrange financing for the Company from a third party.  If any Member shall make any loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a contribution to the capital of the Company, but shall be a debt due from the Company.  The amount of any such loan or advance by a lending Member shall be repaid in accordance with its terms or, after a Liquidating Event, as provided in Section 14.2.  Except as otherwise provided herein, none of the Members shall be obligated to make any loan or advance to the Company.

16.11                 Membership Interest Certificates.  The Manager shall cause all Percentage Interests of the Company issued concurrently with or following the effectiveness of this Agreement to be represented by certificates issued by the Company and signed by the Company.  Such certificates (and the Percentage Interests represented thereby) shall constitute “securities” governed by Article 8 of the UCC.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

ELDORADO LIMITED LIABILITY COMPANY,
a Nevada limited liability company

By:	ELDORADO RESORTS LLC
Its Manager

	By:	/s/ Donald L. Carano
Donald L. Carano, Manager

By:	RECREATIONAL ENTERPRISES, INC.
Manager

	By:	/s/ Donald L. Carano
Donald L. Carano, President

By:	HOTEL-CASINO MANAGEMENT, INC.
Manager

	By:	/s/ Raymond J. Poncia, Jr.
Raymond J. Poncia, Jr., President

GALLEON, INC.,
a Nevada corporation

By:	/s/ Andrew Hagopian III
Andrew Hagopian III,
Assistant Secretary

Annex I

ALLOCATIONS

Terms not otherwise defined herein or in the Operating Agreement have the meanings set forth in Section A1.2(i).

A1.1                      Allocations of Net Profits and Net Losses.  For each taxable year or portion thereof, Net Profits and Net Losses shall be allocated among the Members in accordance with their Percentage Interests.

A1.2                      Special Allocations.  The following special allocations shall be made in the following order:

(a)                                 Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(f) of the Income Tax Regulations promulgated under the Code, as amended from time to time (“Regulations”), notwithstanding any other provision of this Agreement, if there is a net decrease in Minimum Gain during any fiscal year, each Member shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member’s share of the net decrease in Minimum Gain, determined in accordance with Regulations Section 1.704-2(f) and (g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations.  This Section A1.2(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-1(f) of the Regulations and shall be interpreted consistently therewith.

(b)                                 Member Nonrecourse Debt.  Any item of Company loss, deduction or Section 705(a)(2)(B) expenditure that is attributable to Member Nonrecourse Debt shall be allocated to the Member or Members that bear the economic risk of loss with respect to such Member Nonrecourse Debt in accordance with Regulations Section 1.704-2(i).  Notwithstanding any other provisions of this Agreement except Section A1.2(a) hereof, if there is a net decrease during any fiscal year in the minimum gain attributable to a Member Nonrecourse Debt (within the meaning of Regulations Section 1.704-2(i)(3)), then any Member with a share of the minimum gain attributable to such Member Nonrecourse Debt at the beginning of such fiscal year shall be allocated items of Company income and gain for such fiscal year (and, if necessary, for subsequent fiscal years) equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain as provided in Regulations Section 1.704-2(i)(4).

(c)                                  [Intentionally left blank]

(d)                                 Allocations Relating to Taxable Issuance of Company Interests.  Any income, gain, loss or deduction realized by the Company as a direct or indirect result of the issuance of an interest in the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

(e)                                  Limitations on Allocation of Losses.  Notwithstanding the provisions of this section, in no event shall any allocation of Net Losses (or any other loss, deduction or Section 705(a)(2)(B) expenditure) to any Member cause such Member to have or increase a deficit balance in its Capital Account.  If Net Loss (or items thereof) are reallocated under this Section A1.2(e), subsequent allocations of Profits and Losses shall be made so that, to the extent possible, the net amount allocated under this Section A1.2(e) equals the amount that would have been allocated to each Member if no reallocation had occurred under this Section A1.2(e).

(f)                                   Qualified Income Offset.  If a Member receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which creates or increases a deficit balance (taking into account distributions, other than distributions in liquidation of the Company, reasonably expected to be made) in the Member’s Capital Account (as provided in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6)), the Manager shall allocate items of income or gain (as those terms are used in Regulations Section 1.704-1(b)(2)(ii)(d)) to such Member in an amount and manner to eliminate the Member’s Capital Account deficit attributable to such adjustment, allocation or distribution as quickly as possible to the extent required by the “qualified income offset” provisions of such Regulations.

(g)                                  Capital Account Deficits.  For purposes of determining whether a Member has a deficit balance in its Capital Account in applying Sections A1.2(a), A1.2(b), A1.2(e) and A1.2(f) hereof, there shall be added to each Member’s Capital Account any amount such Member is obligated to restore to its Capital Account under Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such fiscal year in Minimum Gain and Member Nonrecourse Debt Minimum Gain.

(h)                                 [Intentionally left blank]

(i)                                     Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:  (a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Members; and (b) the Gross Asset Value of all assets whose Gross Asset Value has been adjusted pursuant to Section A1.5(a) hereof shall be adjusted pursuant to the last sentence of Section A1.5(a) hereof.  It is intended that Gross Asset Value of an asset be commensurate with its “book value” as determined under Regulations Section 1.704-1(b).

“Losses” means, for each taxable year or other period, an amount equal to the Company’s items of taxable deduction and loss for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(a)                                 Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Loss, will be considered an item of Loss;

(b)                                 Loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of such property, notwithstanding that the adjusted tax basis of such property may differ from its Gross Asset Value;

(c)                                  In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation for the taxable year or other period;

(d)                                 Any items of deduction and loss comprising Regulatory Allocations (as defined in Section A1.3) shall not be considered in determining Loss; and

(e)                                  Any decrease to Capital Accounts as a result of any adjustment to the Gross Asset Value of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2) (iv)(f), (g) or (m) and Section A1.5 hereof shall constitute an item of Loss.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means Minimum Gain attributable to Member Nonrecourse Debt.

“Minimum Gain” means “partnership minimum gain” as defined in Regulations Section 1.704-2(d).

“Net Loss” means, for any period, the excess of Losses over Profits, if applicable, for such period.

“Net Profit” means, for any period, the excess of Profits over Losses, if applicable, for such period.

“Profits” means, for each taxable year or other period, an amount equal to the Company’s items of taxable income and gain for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income and gain required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(a)                                 Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit will be added to Profit;

(b)                                 Gain resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of such property, notwithstanding that the adjusted tax basis of such property may differ from its Gross Asset Value;

(c)                                  Any items of deduction and loss comprising Regulatory Allocations (as defined in Section A1.3) shall not be considered in determining Profit; and

(d)                                 Any increase to Capital Accounts as a result of any adjustment to the Gross Asset Value of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f), (g) or (m) and Section A1.5(a) hereof shall constitute an item of Profit.

A1.3                      Curative Allocations.  The allocations set forth in Sections A1.2(a), A1.2(b), A1.2(e) and A1.2(f) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  It is the intent of the Members that, to the extent possible, over the life of the Company all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section A1.3.  Therefore, notwithstanding any other provision of this Agreement (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss or deduction so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section A1.1 hereof.  In making allocations under this Section A1.3, the Manager shall take into account future Regulatory Allocations under Section A1.2 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section A1.2.

A1.4                      Code Section 704(c) Allocations.

(a)                                 Solely for federal income tax purposes and not with respect to determining any Member’s Capital Account, distributive share of profit or losses, distributions or other items, a Member’s distributive share of income, gain, loss or deduction with respect to any property (other than money) contributed to the Company shall be determined in accordance with Code Section 704(c) and Regulations thereunder.

(b)                                 For purposes of allocation of income, gain, loss, or deduction under Code Section 704(c), the Company adopts the “traditional method with curative allocations” as identified in Regulations Section 1.704-3(c).

(c)                                  In the event the Gross Asset Value of any Company property is adjusted (other than for Depreciation) subsequent allocations of income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property and its Gross Asset Value in the same manner as under Section 704(c) and the Regulations thereunder.  Any elections or other decisions relating to such allocation shall be made in a manner that reasonably reflects the purpose and intention of this Agreement.

A1.5                      Other Allocation Rules.

(a)                                 The Gross Asset Values of all Company assets may be adjusted by the Manager, after consultation with the other Member, in accordance with Regulations Section 1.704-1(b)(2)(iv) to equal their respective gross fair market values as reasonably determined by the Manager as of the following times:  (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Company to a retiring or continuing Member as consideration for an interest in the Company of more than a de minimis amount of money or other Company property; and (iii) the liquidation of the Company.  In such event, if the Gross Asset Value of an asset does not equal its adjusted basis for federal income tax purposes, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

(b)                                 The Members are aware of the income tax consequences of the allocations made by this section and agree to be bound by the provisions of this section in reporting their shares of Company income and loss for income tax purposes.

(c)                                  For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Regulations thereunder.